Exhibit 99.1

NEWS RELEASE

Contact:	Daniel C. Ayscue, President/CEO, (704) 867-5828
dan.ayscue@alliancebankandtrust.com

AB&T Financial Corporation Announces First Quarter 2010 Results

Gastonia, N.C. (May 14, 2010) AB&T Financial Corporation (OTC Bulletin Board: ABTO), the parent company of Alliance Bank & Trust Company, today reported net income of $82 thousand or $0.01 per basic and diluted share for the three months ended March 31, 2010, an increase of $404 thousand compared to a net loss of $322 thousand or $(0.14) per basic and diluted share for the three month period ended March 31, 2009.  The primary reason for the increase was a 61.5% increase in our net interest income over the same three months of 2009.

Assets at March 31, 2010 were $173.4 million, a decrease of $3.3 million or 1.9% over the $176.7 million at December 31, 2009. Loans totaled $137.6 million at March 31, 2010 compared to $140.0 million at December 31, 2009, a decrease of $2.4 million. Investment securities available for sale increased $7.5 million to $12.5 million at March 31, 2010.

Total deposits decreased to $140.2 million on March 31, 2010, from $143.7 million as of December 31, 2009, due to management’s efforts to continue to reduce reliance on wholesale funding sources.  Non-time deposits increased from $34.7 million at December 31, 2009 to $39.9 million at March 31, 2010, an increase of $5.2 million or 15%.

Net interest income for the three months ended March 31, 2010 was $1.2 million, an increase of approximately $458 thousand or 61.5% from the three months ended March 31, 2009.

Daniel C. Ayscue, President and CEO, commented, “While the economic climate continues to present challenges, we are maintaining our focus on improving our capital structure and adding to shareholder value through deliberate and sustainable growth and profitability.  All of our capital ratios increased during the past quarter and we remain well above regulatory requirements with ample liquidity to continue to move through 2010 with a positive outlook”

Alliance Bank & Trust Company, which opened in Gastonia, North Carolina in 2004, operates four North Carolina banking offices, in Gastonia (2), Kings Mountain and Shelby.

AB&T Financial Corporation is the parent company of Alliance Bank & Trust Company, which operates 4 community oriented branches in Gaston and Cleveland Counties in North Carolina that offer a full array of banking services. Additional information on Alliance Bank & Trust’s locations and the products and services offered are available at www.alliancebankandtrust.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. A discussion of certain factors that may cause such forward-looking statements to differ materially from the Company’s actual results, can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in the release.